Exhibit 6.1

TECHNOLOGY LICENSING - PLATFORM AGREEMENT

Customer Legal Name: Virtuoso Surgical, Inc.

Contact: Mark Pickrell

Website: www.virtuososurgical.net

Phone: (615) 352-9519

Address: 5701 Old Harding Pike, Suite 200; Nashville, Tennessee 37205

Email: mark.pickrell@virtuososurgical.net

Licensing Fee: - one-time payment of $3,500 to be paid at the execution of this Agreement. Regulation A+ offering

Monthly Fees –

•	$0 initial customer service fee for the first 3 months when the offering is live.
•	$1,000 per month while offering is live from the Launch Date of the offering until the date of termination of the offering. “Launch Date” is defined as the date the offering is taken live online.

Services: White label API, website dashboard and other API driven applications (e.g. widgets or i-frames) to create and manage subscription based investments through the exemptions of Regulations D 506 b and c, Regulation A+ of Titles II and IV of the JOBS Act of 2012 and Rule 147. User identity and compliance checks, transactions and accounts as further detailed in Section 3 of the Platform Agreement (collectively, the “Services” or “API”).

PLATFORM AGREEMENT

This Platform Agreement (“Platform Agreement” or “Agreement”) is entered into as of the date noted below (the “Effective Date”) between Capital2Market, LLC, a Virginia Limited Liability Company (“Company” or “us”), and the customer listed above (“Customer” or “you”). This Platform Agreement includes and incorporates this, the attached Software as a Service Terms and Conditions (“SaaS Terms and Conditions”), and amendments hereto, and supersedes all previous understandings and agreements between the parties, whether oral or written. There shall be no force or effect to any different terms of any related order form or similar form even if signed by the parties after the date hereof. By signing this Platform Agreement as indicated below, you agree to the terms and conditions of this Platform Agreement and the SaaS Terms and Conditions. In addition, you attest to the Company that you are authorized to agree to this Platform Agreement and any other agreements necessary in order to process subscription based investments through this platform.

Date: 4/1/2022
CAPITAL2MARKET, LLC		VIRTUOSO SURGICAL, INC.

By:	/s/ Victor MacLaughlin	By:	/s/ C. Mark Pickrell
Victor MacLaughlin		C. Mark Pickrell
Managing Partner		Its:	Chief Administrative Officer

SaaS Terms and Conditions

1. General Introduction to Users, User Activity, Bank and the API

This Platform Agreement is between the Company and Customer. This Platform Agreement governs how Customer may manage User Accounts and User Activity, and the manner in which Company will provide the Services. A ("User") means a natural person, corporation, or other entity that has established an account (“User Account”) via the API. Customer may use the Company APIs within its website (“Customer Platform”) on behalf of itself to manage “User Activity” meaning all electronic interactions between a User and the Customer Platform, including use of the Company’s Services and API. The API shall provide for direct payment of a User’s investment transaction payments via ACH, wire or check to an escrow account maintained by the Company’s bank partner, which shall be Capital One Bank for the purposes of the Customer Platform (the “Bank”). The Bank shall operate as an escrow agent pursuant to the negotiated terms of a separate Subscription Escrow Agreement between you the Bank and potentially and broker of record or placement agent. Subject to the terms and conditions of the Agreement, Company grants to Customer a non-exclusive, non-transferable license to use the software identified in Exhibit A for the purpose of. Customer may use the platform for its own use only and may not, however, transfer or sublicense the platform to any third party, in whole or in part, in any form, whether modified or unmodified.

2. Services

Commencing as of the Effective Date and continuing throughout the term of this Platform Agreement, the Company will provide Customer with the following products and services through Company’s API in accordance with the terms herein, including the service levels set forth below:

a) White Label API Services

The Company will provide access to our API’s and other Services under the “white label” to enable Customer to create, edit and manage Users, User Accounts, transactions and other User Activity on the API as further set forth in the Company’s API documentation, website located at www.capital2market.com and below. The Company, either directly or through an affiliate, will monitor User Activity for compliance with the terms of this Agreement and including the terms described under the Broker of Record Agreement or Placement Agreement with the customers’ broker/dealer.

b) Transaction Timing and Limits

i. Timing

Depending on the sending and receiving node protocol (ACH, domestic wire, international wire or intra-Bank transfers), and risk or compliance factors, transaction speed may vary. Absent a risk or compliance flag, transaction may be processed in time frame according to industry standards. In certain circumstances, ACH batch times, wire settlement times and intra-bank transfer timing may vary due to unforeseen circumstances relating to Bank, NACHA or the Company. The Company will promptly notify you prior to such major timing variances.

ii. Limits

Transaction limits are a function of the agreement between the company and the bank, some transactions may need to be processed over multiple days due to ACH limitations. You and your Users may be asked to provide additional information in order to process certain transactions. Transaction limit approvals are subject to the Company’s sole discretion and may be reassessed and/or revoked at any time without prior notice as may become necessary to protect Company.

c) KYC / AML Program

The Company through an affiliate will provide you with “know your customer” (“KYC”) and “anti-money laundering” (“AML”) services for the User Accounts created on your Customer Platform to help you with your regulatory and compliance burdens (the “KYC Platform”) if necessary.

i. KYC Platform Use

In the event that the Company provides you the KYC Platform, and subject to your obligations under Section 8 (Underwriting and Verified Information), use of the KYC Platform in the normal course of your offering to (i) help verify the accuracy of information submitted by Users or User Accounts and (ii) help identify potential money laundering activity. No license or right to use, reproduce, translate, rearrange, modify, enhance, display, resell, lease, sublicense or otherwise distribute, transfer or dispose of the KYC Platform, in whole or in part, is granted except as expressly provided by this Section (b). The KYC Platform is not intended to replace a credit report or “consumer report.” Company represents and warrants that the KYC Platform, and its use in accordance with the terms and conditions herein, does not violate any applicable laws, rules, regulations or ordinances. Subject to the foregoing sentence, you promise and warrant that you will not use the KYC Platform in a way that violates: (a) the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq. (“FCRA”); (b) the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq. (“GLBA”), (c) the Driver's Privacy Protection Act, 18 U.S.C. § 2721, et. seq. (“DPPA”) and other applicable laws and regulations governing the use and disclosure of User Data (as defined below); or (d) any other applicable laws, regulations, rules or other governmental mandates (collectively, the “KYC Applicable Laws”). You understand that the Company is not a consumer reporting agency as defined by the FCRA (“Consumer Reporting Agency”). Further, you agree that you will not use the KYC Platform for any purposes enumerated in the FCRA in lieu of obtaining a “Consumer Report” (as that term is defined in the FCRA) or for any other purpose that violates this Platform Agreement. You promise and warrant your use of the KYC Platform does not violate any agreement or obligation between User and any third party, and that neither your or any User’s use of the KYC Platform will infringe or violate the rights of any third party. THE KYC PLATFORM IS INTENDED TO HELP CUSTOMER WITH COMPLIANCE AND RISK MITIGATION; HOWEVER, KYC PLATFORM SERVICES ARE PROVIDED “AS IS” AND ARE NOT GUARANTEED. ADDITIONALLY, TRANSACTIONS ARE NOT GUARANTEED AGAINST RETURNS OR REVERSALS AND CUSTOMER IS SUBJECT TO REVERSALS AND REVERSAL LIABILITY AS FURTHER DETAILED HEREIN.

ii. Your Responsibility

You understand and agree that: (i) you are responsible for the accuracy and validity of all information provided by Customer to the Company; (ii) the failure by any User or third party acting on our behalf to provide accurate and valid information may result in incorrect identification or analysis by the KYC Platform; (iii) you are responsible for meeting your regulatory obligations; (iv) you shall only provide access to the KYC Platform to those employees or providers who have a need to know and only to the extent necessary to meet your regulatory obligations, and (v) you understand that the Company cannot disclose if a suspicious activity report was filed with FinCEN or similar report to regulators.

d) Technical Support

Company represents and warrants that it will use best efforts to ensure that the APIs will be available and respond to API calls (the “Service Standard”). Downtime due to (1) any acts, events or occurrences beyond Company’s reasonable control, or (2) planned system maintenance performed by Company during the hours of 1 am and 4 am Eastern Standard time or as otherwise communicated in writing to you within a reasonable time prior to such maintenance, shall not be counted against the Service Standard. Subject to the terms hereof, Company will provide you with commercially reasonable technical support services including any implementation services and priority support, if applicable on weekdays during the hours of 9:00 am through 5:00 pm Eastern time, with the exclusion of Federal Holidays or other bank holidays (“Support Hours”). You may initiate a helpdesk ticket at any time by emailing support@capital2market.com. Company will use best efforts to respond to all issues within one (1) business day for critical issues (e.g., Users creation, virtual document or physical document verification, and transaction creation API endpoints are not working or are significantly impaired). Non-critical issues and feature requests will be responded to within a commercially reasonable amount of time depending on the nature of the request, at the Company’s discretion.

e) Privacy Policy

Company will prominently display and comply with a privacy on policy on each webpage that a User is directed to from the Customer Platform via the API. Company represents, warrants and covenants that its privacy policy, and its collection, use, processing, storage and transfer of User Activity data and any other information collected by Company from Users is and shall remain in compliance with all applicable laws, rules, regulations and ordinances. In addition, Customer represents and warrants that its collection, use, processing, storage and transfer of any information regarding any User to which it has access, or whether provided to Customer by the Company, any User or any other third party, shall comply with all applicable laws (including without limitation privacy laws), rules, regulations and ordinances.

3. Fees

a) General

In addition to those fees relating to transactions, you shall pay the Company the then applicable fees described in this agreement for the Services in accordance with the terms therein. The Company reserves the right to increase the Monthly Fees or applicable charges (provided that any such increase shall not exceed 3%) at the end of the Initial Service Term or then current renewal term, upon thirty (30) days prior written notice to you. If you believe that the Company has billed you incorrectly, you must contact Company no later than sixty (60) days after the closing date on the first billing statement in which the error or problem appeared, in order to receive an adjustment or credit. Inquiries should be directed to support@capital2market.com.

b) Monthly Fees and Billing

You will be billed for your fees monthly and have the option to pay direct or from your third party escrow account. Services that provide for Monthly Fees are billed in advance on or before the fifth (5th) day of each month or next business day or as notified otherwise by the Company. Amounts which remain unpaid for thirty (30) days are subject to a finance charge of 1.5% per month on any outstanding balance, or the maximum permitted by law, whichever is lower. You shall be responsible for all taxes associated with Services provided.

c) Funds Processing Fees

Company’s funds processing fees are billed monthly (e.g. ACH-US or WIRE-US).

d) AML and Accreditation Platform Fees

AML Platform fees and accreditation reports are charged per User per initial transaction and billed monthly.

4. Representations, Warranties and Expectations

4.1 Customer represents and warrants to the Company that:

a) When executed and delivered by Customer, this Platform Agreement will constitute the legal, valid, and binding obligation of Customer, enforceable in accordance with its terms;

b) Your use of the Services complies with all applicable laws, rules and regulations (provided that Customer does not represent or warrant that the Services complies with all applicable laws, rules and regulations).

c) Your use of the Services and, to the best of your knowledge, User Activity, do not include: (i) operating or engaging in any business regulated by FinCEN, including the money service business, e-money business, and payday lending, sales of money orders or traveler’s checks, escrow services and virtual / crypto- currency marketplaces and exchanges; (ii) being in association with or payment of illegal or fraudulent goods or services, including, but not limited to, illegal substances, counterfeit goods, stolen goods, illegal or controlled substances, and substances that pose a risk to consumer safety (including synthetics, “potpourri not for human consumption”, and other similar items), illegal online gambling / wagering, escort services, white label ATM services, pyramid schemes, counterfeit goods, unlicensed sale of firearms and certain weapons or any type of money laundering; (iii) providing false or inaccurate information to the Company, including attempt to falsify your identity, such as by providing false account information or false documents; (iv) defrauding the Company, Bank or other Users in any way; (v) engaging in transactions involving debt collection services; (vi) attempting to receive or actually receiving duplicate compensation for a disputed payment from the recipient (such as a seller), the Company and/or your bank or other financial institution; or (vii) violating any agreement or obligation between Customer and any third party.

d) You must not take any action to sell, distribute or lend information or data provided by Users via the API (“User Data”) to third party advertisers or advertising networks of any kind utilizing contact information not independently developed by you or exposed in the APIs or otherwise. This obligation will no longer apply to any User that invests in your company after such investment

e) You shall comply with all privacy and comparable laws of any jurisdiction with respect to all User Data (including without limitation copies of such information) in your possession and control. This obligation will no longer apply to any User that invests in your company after such investment

f) You will not give your API’s key or API code to any third party for any reason and you shall use commercially reasonable measures consistent with industry standards to prohibit unauthorized access to the API keys and Customer Platform.

g) The Customer Platform must publish a privacy policy that includes an accurate disclosure regarding the Company’s collection, use and sharing of data in accordance with the Company’s privacy policy available at (https://www.virtuososurgical.net/investors/

h) You must not publish any fraudulent or misleading information.

i) Company or its affiliates will provide customer support to all Users to resolve any questions or disputes relating to a User Account and User Activity. Your contact page and terms of service will include a publicly available email address and phone number to contact the Company during normal business hours. The Company agrees to respond to all User questions and attempt to resolve such issues within a commercially reasonable amount of time. In the event a dispute arises between a User and your Platform relating to User Activity or a User wishes to make a complaint against the Company or Bank for the banking Services provided, then you will immediately direct such instances to support@capital2market.com to be resolved in accordance with Section 8(b) and applicable law. Company also agrees to communicate any such instances to the Customer within 2 business days. Customer agrees to pay for customer support for at least 3 months while offering is live “Launch Date”, based on pricing in Appendix A. Fixed rate service option will be offered after 3 months of Launch Date as per Appendix A.

4.2 Company represents, warrants and covenants to Customer:

(1) When executed and delivered by Company, this Platform Agreement will constitute the legal, valid, and binding obligation of Company, enforceable in accordance with its terms;

(2) Company has all necessary licenses, rights and consents (including all relevant regulatory approvals) and has provided all notices required to provide and perform the Services;

(3) The Services do not violate any applicable laws, rules, regulations or ordinances, and Customer’s use of such Services in conformance with the terms herein, will not violate such laws, rules, regulations or ordinances; The Services do not infringe, violate or otherwise misappropriate any intellectual property rights of any third parties;

(4) Company has implemented, and will maintain industry standard administrative, physical and technical security measures designed to protect User Data against unauthorized access, disclosure and use. Furthermore, Company represents, warrants and covenants that it will promptly notify Customer upon becoming aware of any known or attempted unauthorized access, disclosure and/or use of User Data, and will (i) reasonably cooperate with Customer in any investigation of such incident, including, without limitation, providing Customer with reasonable information related to the Users affected, types of User Data accessed, and method of access; and (ii) take all commercially reasonable steps to prevent any further unauthorized access, disclosure and use of User Data.

(5) Company’s collection, use, storage, processing and disclosure of User Data and User Activity data does not violate any applicable laws, rules, regulations or ordinances;

(6) Company will continuously back-up the User Data and User Activity data throughout the term of this Platform Agreement. Customer may access, download and export User Data and User Activity data from the Service at any time during the term of this Platform Agreement and the Disengagement Period (as defined below); and

(7) Company has implemented and will maintain throughout the term of this Platform Agreement, a business continuity and disaster recovery plan designed to minimize the risks associated with a disaster affecting Company’s ability to provide the Services, and shall provide a copy of such plan to Customer upon request. Company further represents, warrants and covenants that it (i) will test its disaster recovery plan at least annually, and will share such disaster recovery plan results with Customer upon request, and (ii) implement such disaster recovery plan upon the occurrence of a disaster.

(8) Prior to the Launch Date, Company undertakes to review the Customer Platform, in all of its aspects (including, without limitation, compliance with (i) all applicable laws and regulations as specified in this Platform Agreement, and (ii) all other requirements specified under this Platform Agreement, specifically with respect to the privacy policy of the Customer Platform), and confirm that the Customer Platform is ready to launch. Company shall provide Customer with its written confirmation of the Customer Platform prior to the Launch Date (“Confirmation”), and in the event of any deficiencies, Company shall notify Customer immediately in writing and shall cooperate with Customer and provide any necessary assistance to rectify such deficiencies until the Customer receives the Confirmation. For avoidance of doubt, confirmation of the above may be made via electronic mail.

5. Account Creation

You may not create User Accounts on behalf of your customers.

6. Underwriting and Verified Information

a) The Company may require that you establish certain criteria for accepting User Accounts consistent with the Company’s programs for underwriting User Accounts (“Underwriting Policies”). The Company has the ultimate discretion regarding underwriting and risk decisions including, without limitation, any decision of whether or not to provide Services and the API to any User Account including your Customer Platform’s User Account. Company reserves the right to (i) change the identification required for sender or receivers at any time; and (ii) to suspend or terminate provision of API to any User Account at any time if (a) the Company determines, in its sole discretion, that the User Account’s activities violate the Company’s underwriting policies, this Platform Agreement, the - User agreement, or applicable law; or (b) a User Account is engaged in activities listed on the prohibited activities list in Section 5.1(c) of this Agreement.

b) Company will take steps to reasonably verify the legal name and identity of any sender or receiver. Company may use the KYC Platform to help verify User information.

c) To the extent that you become aware of a User Account being engaged in any suspicious, illegal, deceptive or fraudulent activity, you agree to promptly notify the Company. Likewise, the Company will use commercially reasonable efforts to promptly terminate or suspend any such User Accounts once notified by you.

d) CUSTOMER UNDERSTANDS AND AGREES THAT CUSTOMER OR USERS MAY NOT BE ABLE TO TRANSFER FUNDS IF CUSTOMER’S USER ACCOUNT OR A USER ACCOUNT IS CLOSED, SUSPENDED, HAS A HOLD PLACED ON IT, OR IS OTHERWISE LIMITED, AS DETAILED IN THIS SECTION.

e) You understand and agree that Company is not responsible for any losses or liability resulting from actions taken by Customer against a User Account, as permitted under this Platform Agreement, or as a result of any User’s disclosure of their access credentials.

f) You understand and agree that the decision by the Company to take certain actions, including placing holds on or limiting access to a User Account as detailed below, may be based on confidential criteria that are essential to risk management or security concerns. You understand and agree that Company is not under any obligation to disclose the details of our risk management or security procedures to Customer or a User; provided that, Company will not take any arbitrary action or other action in accordance with this subpart (f) that is not reasonably designed to protect the safety and/or security of the Company, Users, the Bank and any personal or sensitive data related thereto.

g) You understand and agree that the Company is authorized to take the following actions due to Customer’s or a User’s misconduct, security concerns or otherwise breach of this Platform Agreement:

i) Place a hold on access to funds in a User Account for up to 90 days;

ii) Temporarily or permanently suspend or otherwise limit access to a User Account;

iii) Contact Users who have purchased goods or services through Platform Services, contact the User’s bank, and/or warn other Users, law enforcement, or impacted third parties of a User’s actions;

iv) Take action against use as detailed in the Agreement to recover funds for fees owed or other amounts due to the Company or its Users;

v) Close a User Account;

vi) Refuse or deny your ability for current or future direct or indirect use (via a Third Party Platform) of the Services, API or Capital2Market System; or

vii) Take legal action against Customer or User.

7. Returns, Reversals, Disputes and Reserves

a) Returns and Reversals

User transactions debited from bank accounts via ACH (including White Label Accounts) are subject to returns (e.g., non-sufficient funds) and reversals from chargebacks (e.g., unauthorized activity) per the Electronic Fund Transfer Act (15 U.S.C. 1693 et seq. as may be amended), Regulation E, and NACHA guidelines (See achrulesonline.org for more information) (collectively, such returns and reversals are “Reversals”). The Company will work to protect Customer and the receiving Users from unwarranted Reversals; however, Customer acknowledges and agrees that:

i) Customer is liable for all Reversals associated with User Activity, and, as between Company and Customer, Customer is liable for all User Activity;

ii) If Bank receives a Reversal, the Company may in its sole discretion charge Customer the full amount of the Reversal (“Reversed Payment”) plus an additional $15 reversal fee (“Reversal Fee” and collectively the “Reversal Liability”); ]

iii) The Company has sole discretion to determine who is at fault and liable for the Reversed Payment and Reversal Fee;

iv) The Reversal Liability in some cases, may be debited from your White Label Account or if insufficient balance is in such account, will be billed and paid immediately to cover the shortfall in the Customers account;

v) If Customer does not have a balance in such accounts, the Company shall notify Customer, and Customer will pay all undisputed amounts. Alternatively, Customer may authorize the Company to take any of the following actions (in any particular order): (i) collect the unpaid portion of the Reversal Liability from funds sent to your third party escrow account; (ii) suspend your User Account and Customer’s use of the Services and require you to take immediate actions to repay the unpaid portion of the Reversal Liability; (iii) engage in collection efforts to recover the unpaid portion of the Reversal Liability and/or (iv) take legal action or any other action under this Platform Agreement.

vi) If Customer accepts payments via ACH, Ten Percent (10%), of ACH transaction value will be held for 60 days after transaction date subject to Electronic Transfer Act.

b) Disputes and Refunds

Company and Customer shall negotiate in good faith and make all reasonable efforts in order to resolve and settle amicably any disputes regarding the Customer Platform. The Company or its affiliates will be responsible for resolving any disputes you or your Users may have with the Customer Platform. You may file a claim with the Company by contacting the Company at support@capital2market.com. The Company will have the final decision-making authority with respect to claims, including without limitation claims for refunds for purchased items or services that are filed with the Company by you or the Customer’s Users.

8. Liability and Indemnification

Without limiting the liability detailed in Section 7 (Returns and Reversals), you agree to defend, indemnify and hold harmless the Company and its respective members, owners, officers, directors and employees (collectively “Company Indemnified Parties”) from and against any liabilities, damages, settlements, penalties, losses, fines, costs or expenses (including reasonable attorneys' fees and other litigation expenses) (collectively, “Losses”) actually incurred by a Company Indemnified Party as a result of any third party claim, suit, demand, action, proceeding or suits (collectively, “Claims”) arising out of or relating to your violation of any applicable laws and regulations including, but not limited to those relating to (A) money transmission, storage or currency exchange and FinCen or state money transmission regulators and (B) marketing, selling or exchanging securities or commodities and the Securities and Exchange Commission, Commodity Future Trading Commission, state regulators or (C) any of international regulators.

Company will indemnify, defend and hold harmless Customer, its affiliates, and their respective members, owners, officers, directors and employees (collectively, the “Customer Indemnified Parties”) from and against any Losses actually incurred a Customer Indemnified Party as a result of any Claims arising out of or relating to: (i) any claim that the Services infringe upon, or misappropriate any third party’s intellectual property rights; (ii) any claim that the Services violate any applicable laws, rules, regulations or ordinances; or (iii) Company’s violation or breach of Section 4.2.

You are responsible and liable for selecting and implementing security controls that are appropriate for your business in relation to this offering EXCEPT FOR EITHER PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, INDEMNIFICATION OBLIGATIONS AND BREACHES OF CONFIDENTIALITY, INCLUDING CLAIMS OF DATA LOSS AND/OR DATA BREACH, NEITHER PARTY NOR ITS SUPPLIERS (INCLUDING BUT NOT LIMITED TO ALL EQUIPMENT AND TECHNOLOGY SUPPLIERS), OFFICERS, AFFILIATES, REPRESENTATIVES, CONTRACTORS AND EMPLOYEES OF SUCH PARTIES SHALL BE RESPONSIBLE OR LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS PLATFORM AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR: (A) LOSS OR INACCURACY OR CORRUPTION OF DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY OR LOSS OF BUSINESS; (B) FOR ANY INDIRECT, EXEMPLARY, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES; (C) FOR ANY MATTER BEYOND SUCH PARTY’S REASONABLE CONTROL;

9. API Use

a) The Company grants Customer a limited, non-exclusive, revocable, non-transferable license without the right to sublicense, to electronically access and use the Company's publicly documented APIs and other Services to initiate User Activity in a manner consistent with this Platform Agreement and documentation provided to you. The Services includes the Company’s APIs and any software, programs, documentation, tools, Internet-based services, components, images and any updates (including software maintenance, service information, help content, bug fixes or maintenance releases) thereto provided to you by the Company. You will be entitled to updates to the API, subject to any additional terms made known to you at that time, when the Company makes these updates available.

b) The license granted by this Agreement is solely for your website or website you choose to offer securities. Customer Platform, and/or application and you may not use it for any personal, family, household purposes. Such license is limited to be used solely for your website, Customer Platform or application and not repackaged or resold by Customer as Customer’s own white label API or software. Customer is not granted a license or right to use, reproduce, translate, rearrange, modify, enhance, display, resell, lease, sublicense or otherwise distribute, transfer of dispose of the API or Services, in whole or in part, to be separately provided by Customer on a white label basis to Customer’s Users. Further, the Services are licensed and not sold and the Company reserves all rights not expressly granted to Customer in this Platform Agreement. Copyright, trade secret and other intellectual property laws protect the APIs. Company owns all right, interest, title and other worldwide intellectual property and proprietary rights in and to the APIs and the Services. Customer owns all right, title and interest in and to the branding and content of the Customer Platform, other than the APIs and Services.

c) You will not, and you will not permit your Users to directly or indirectly: reverse engineer, decompile, disassemble or otherwise attempt to discover the source code, object code or underlying structure, ideas, know-how or algorithms relevant to the APIs or Services or any software, documentation or data related to the Services or API; modify, translate, or create derivative works based on the Services or the API (except to the extent expressly permitted by the Company); use the Services or API for timesharing or service bureau purposes or otherwise for the benefit of a third; or, except as otherwise approved in writing by the Company, remove any proprietary notices or labels.

d) Further, you may not remove or export from the United States or allow the export or re-export of the Services, APIs or anything related thereto, or any direct product thereof in violation of any restrictions, laws or regulations of the United States Department of Commerce, the United States Department of Treasury Office of Foreign Assets Control, or any other United States or foreign agency or authority. As defined in FAR section 2.101, the API and documentation are “commercial items” and according to DFAR section 252.2277014(a)(1) and (5) are deemed to be “commercial computer software” and “commercial computer software documentation.” Consistent with DFAR section 227.7202 and FAR section 12.212, any use modification, reproduction, release, performance, display, or disclosure of such commercial software or commercial software documentation by the U.S. Government will be governed solely by the terms of this Platform Agreement and will be prohibited except to the extent expressly permitted by the terms of this Platform Agreement.

e) As the Company and Customer Platform innovates, occasional changes to our APIs and Customer Platform, including backwards-incompatible changes will be required. In addition, Company may make some changes to the Platform necessary for updates, improvements and security measures. The Company will use commercially reasonable efforts to give advanced notice of these changes, and will not materially degrade the performance, features or functions of the APIs.

f) The Company may, from time to time, perform maintenance on the API and/or update the API and other Services. Such maintenance and updates may result in temporary unavailability of the Services or API. The Company will use its best efforts to conduct such updates during planned system outages between the hours of 1am – 4am EST, and will provide Customer with prior written notice.

g) In the event Company will integrate and/or configure the API/Services on the Customer Platform, such integration and/or configuration services will be subject to Customer’s testing and acceptance in accordance with the terms herein. Upon completion of any integration or configuration services, Customer will have a ten business days (the “Testing Period”) period to test and inspect such services to validate whether such services conform in all material respects with the written specifications and acceptance conditions mutually agreed upon by the parties (the “Specifications”). At the end of the Testing Period, Customer shall notify Company whether it has accepted such services (“Accept”), or whether it has identified discrepancies with the Specifications (“Reject”). If Customer Rejects a service, it will provide Company with a written list of items that must be corrected. On receipt of Customer’s notice, Company will, at no additional charge to Customer, promptly commence all commercially reasonable efforts to complete, as quickly as possible, such necessary corrections, repairs and modifications of the APIs and services, as will permit them to be ready for retesting. The testing and inspection process shall resume as set forth above with Customer have an additional Testing Period. If Customer determines that the services, as revised, still do not comply with all material respects with the Specifications, then Customer may either (1) afford Company the opportunity to repeat the correction and modification process as set forth above at no additional cost to Customer, or (2) terminate the relevant Platform Agreement, in which case, Customer will return the API(s) to Company and Company will refund to Customer, within ten business days, all amounts prepaid by Customer with respect to such APIs and/or Services that are the subject of the Rejection. Such process will be repeated until Customer either Accepts the services or terminates the relevant SaaS Order Form.

10. Powered by Capital2Market

Upon request, Customer shall insert “Powered by Capital2Market”, the Company’s logo, mark and/or similar verbiage as provided by the Company into its payment flow for Users in a manner and in locations as reasonably agreed between the parties. The Company will provide Customer with usage guidelines on the Company’s Marks from time to time.

11. Taxes and Reporting

As between you and the Company, unless the Company otherwise agree with you in writing or are otherwise required to do so by law, you are solely responsible for the filing of any tax disclosure forms associated with your payment of funds to the receiver (e.g., 1099 forms).

12. Term and Survival

a) Subject to earlier termination as provided below, this Platform Agreement is for the Initial Service Term as specified in the Order Form, and shall be automatically renewed for additional periods of 1 month each (collectively, the “Term”), unless Customer requests termination at least thirty (30) days prior to the end of the then-current term.

b) Additionally, either party may terminate this Platform Agreement in the event:

i) The other party’s material breach that remains not cured and continues for a period of (A) in the case of a failure involving the payment of any undisputed amount due hereunder, fifteen (15) days and (B) in the case of any other failure, thirty (30) days after the nonperforming party receives notice from the terminating party specifying such failure;

ii) Any statement, representation or warranty of the other party is untrue or misleading in any material respect or omits material information;

iii) The other party (A) voluntarily or involuntarily is subject to bankruptcy proceedings, (B) applies for or consents to appointment of a receiver, trustee, custodian, sequestrator, or similar official, (C)makes a general assignment to creditors, (D) commences winding down or liquidation of its business affairs or (E) otherwise takes corporate action for the purpose of effecting any of the foregoing;

iv) If any change to, enactment of, or change in interpretation or enforcement of any law occurs that would have a material adverse effect upon a party’s ability to perform its obligations under this Platform Agreement or a party’s costs/revenues with respect to the services under this Platform Agreement;

v) Upon direction to a party from any regulatory authority or National Automated Clearing House Association to cease or materially limit the exercise or performance of such party’s rights or obligations under this Platform Agreement;

vi) If there shall have occurred a material adverse change in the financial condition of the other party; or

vii) Upon a force majeure event that materially prevents or impedes a party from performing its obligations hereunder for a period of more than ten (10) business days.

Notwithstanding this Section (b), in the event the Bank terminates the TOS (“Terms of Service”), this Platform Agreement will terminate immediately subject to the notice provisions found in the TOS.

c) Customer may terminate this Platform Agreement upon thirty (30) days’ notice to Company in the event the TOS or Privacy Policy to which you or your end Users are a party (the “Company Agreements”) are modified, if such modifications have a material adverse effect on Customer’s Services, Customer or Customer’s end users. Upon such termination, no termination fee, early termination fee or similar charge shall be imposed, and you shall be released from any recurring Monthly Fees due for services on or after the earliest effective date of the Modifications, other than transition or other services requested by you and actually provided by us. You will pay in full for the Services up to and including the last day on which the Services are provided prior to termination of this Platform Agreement.

d) In addition to the termination provisions found in this Platform Agreement and TOS, Company may terminate this Agreement at any time upon providing notice to Customer in the event Customer or its Users are in violation of the TOS or Company believes in its sole discretion Customer or its Users are a threat to the Services.

e) Subject to the restrictions and other provisions of Section 6 (Platform Expectations), upon any termination, Company will make all User Data available to Customer for electronic retrieval for a period of ninety (90) days, but thereafter Company may, but is not obligated to, delete or provide Customer access to stored User Data.

f) In addition to any provision that is reasonably necessary to accomplish or enforce the purpose of this Platform Agreement, those terms surviving in the TOS and those terms relating to fees and liability, the following sections shall survive the termination of this Platform Agreement: Section 7 (Returns, Reversals, Disputes), Section 9 (Liability and Indemnification), Section 13 (Term and Survival), Section 14 (NO WARRANTY, NO ENDORSEMENT AND NO GUARANTEE), and Section 15 (General) shall survive the termination of this Platform Agreement and TOS.

14. NO WARRANTY, NO ENDORSEMENT AND NO GUARANTEE

EXCEPT AS OTHERWISE SET FORTH HEREIN, SERVICES ARE PROVIDED "AS IS" AND “AS AVAILABLE”, WITHOUT ANY REPRESENTATION OF WARRANTY, WHETHER EXPRESS, IMPLIED OR STATUTORY. USE OF COMPANY SERVICES IS AT CUSTOMER’S OWN RISK. EXCEPT AS OTHERWISE SET FORTH HEREIN, COMPANY, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES AND SUPPLIERS, SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, NEITHER COMPANY NOR THE BANK HAS CONTROL OF, OR LIABILITY FOR, ANY PRODUCTS OR SERVICES THAT ARE PAID FOR USING THE COMPANY SERVICES AND CANNOT ENSURE THAT ANY THIRD PARTY YOU TRANSACT WITH WILL COMPLETE THE TRANSACTION. EXCEPT AS OTHERWISE SET FORTH HEREIN, NEITHER COMPANY NOR THE BANK REPRESENTS OR WARRANTS THAT THE COMPANY SERVICES WILL MEET YOUR REQUIREMENTS, BE CONTINUOUS, UNINTERRUPTED, SECURE, TIMELY, OR ERROR FREE, OR THAT DEFECTS WILL BE CORRECTED. NO ADVICE OR INFORMATION, WHETHER ORAL OR WRITTEN, OBTAINED BY PLATFORM FROM COMPANY OR THROUGH THE COMPANY SERVICES WILL CREATE ANY WARRANTY NOT EXPRESSLY STATED HEREIN. EXCEPT AS OTHERWISE SET FORTH HEREIN, NEITHER COMPANY NOR THE BANK SHALL BE RESPONSIBLE FOR ANY SERVICE INTERRUPTIONS OR SERVICE FAILURES THAT MAY AFFECT THE PROCESSING, COMPLETION OR SETTLEMENT OF COMPANY SERVICES TRANSACTIONS. THIS DISCLAIMER OF WARRANTY SECTION SHALL APPLY TO THE FULLEST EXTENT PERMITTED BY LAW IN THE APPLICABLE JURISDICTION. FUNDS ASSOCIATED WITH CUSTOMER'S USER ACCOUNTS OR CUSTOMER USER’S USER ACCOUNT ARE HELD IN A POOLED ACCOUNT MAINTAINED BY OUR BANK. FUNDS HELD IN USER ACCOUNTS ON THE API MAY BE ELIGIBLE INSURANCE BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC) SUBJECT TO THE RULES AND LIMITATIONS SET FORTH BY THE FDIC. FOR PURPOSES OF APPLICABLE FDIC DEPOSIT INSURANCE LIMITATIONS, DEPOSITS IN ACCOUNTS AT THE BANK OPENED THROUGH THE BANK WITH COMPANY MAY NOT BE SEPARATELY INSURED FROM ANY OTHER ACCOUNTS YOU MAY HAVE OPENED WITH THE BANK, DEPENDING ON THE NAMED ACCOUNT OWNERS. NO OTHER WARRANTIES ARE EXPRESS OR IMPLIED. CUSTOMER UNDERSTANDS AND AGREES THAT COMPANY IS A SOFTWARE PLATFORM THAT MANAGES INFORMATION ASSOCIATED WITH USERS AND USER ACCOUNTS. EXCEPT AS OTHERWISE SET FORTH HEREIN, KYC PLATFORM SERVICES ARE PROVIDED “AS IS” AND ARE NOT GUARANTEED AGAINST FRAUD. TRANSACTIONS ARE NOT GUARANTEED AGAINST RETURNS OR REVERSALS. CUSTOMER IS SUBJECT TO REVERSALS AND REVERSAL LIABILITY AS FURTHER DETAILED HEREIN.

d) Subject to the restrictions and other provisions of this Platform Agreement, upon any termination, the Company will make all User Data available to Customer for electronic retrieval for a period of ninety (90) days (the “Disengagement Period”), but thereafter the Company may, but is not obligated to, delete or provide Customer access to stored User Data. Prior to disengagement, Company will notify Customer with notice of expiration.

f) Neither party shall be deemed in breach of this Platform Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed, restricted or prevented by reason of any act of God, fire, natural disaster, act of government, strikes or labor disputes, any act of terrorism, inability to obtain power or supplies, failure of Internet or telecommunications providers or carriers, or any other act or condition beyond the reasonable control of the Party seeking to be relieved of its obligations (“Force Majeure Event”).

15. General

If any provision of this Platform Agreement is found to be unenforceable or invalid, that provision will be limited or eliminated to the minimum extent necessary so that this Platform Agreement will otherwise remain in full force and effect and enforceable. Neither party may transfer or assign any of its rights or obligations hereunder without the prior written of the other party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, either party may assign or transfer its rights in whole to an acquirer in connection with a merger, consolidation or sale of all of substantially all of the assigning party’s business or assets. No agency, partnership, joint venture, or employment is created as a result of this Platform Agreement and Customer does not have any authority of any kind to bind the Company in any respect whatsoever. Customer acknowledged and consents to receiving electronic notices under this Platform Agreement including termination notices via email listed in the Platform Agreement or the emails associated with Customer’s User Account. Additionally, notices of updates the Services and API may be provided via email or on the Company’s website and API documentation page. All notices to the Company shall be emailed to info@capital2market.com unless notified otherwise by the Company. This Agreement shall be governed by the laws of the State of New York without reference to its choice of law rules. The parties hereby expressly consent to the nonexclusive personal jurisdiction and venue of the state and federal courts located in the U.S. District Court for the state of New York for any lawsuit filed there by either party arising from or relating to this Platform Agreement. The payment terms and fees of the Platform Agreement shall be confidential information of the Company which Customer shall not disclose or reveal to employees, agents or other third parties unless reasonably necessary to perform Customer’s obligations under this Platform Agreement. Due to the unique nature of the confidential information, monetary damages may be inadequate to compensate either party for the other party’s violations and any such violations or threatened violations may cause irreparable injury to such party and, in addition to any other remedies that may be available, in law, in equity or otherwise, either party shall be entitled to seek injunctive relief against the threatened breach of confidentiality or the continuation of any such breach by the other party. This Platform Agreement is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements, communications and other understandings relating to the subject matter of this Platform Agreement, and that all waivers and modifications must be in a writing signed by both parties, except as otherwise provided herein. Customer shall receive written approval from the Company prior to making any public announcement or marketing Customer’s use of the API with the Company’s name, logo or other marks

Schedule A:

Transactional Technology Licensing Fee	$3,500

Escrow Setup Requires 10% of ACH transactions to be held 60 days, post-closing	$ included
Funds Processing - ACH - Wire - Check	per investor transaction $1 $15 domestic | $50 international $20 domestic | $50 international

Alternative/manual transactions	$10 per investor

AML/OFAC/FinCen Compliance - Individual Suitability Reports - Entity Suitability Reports Resolution/Decline	per investor transaction $2 domestic | $50 international $35 domestic | $65 international $10 per documentation
Hosting/Customer Support -	$1,000 per month after 3 months or $10,000 per year one time fee